090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140160962-21
Ross Miller Secretary of State State of Nevada	Filing Date and Time 03/04/2014 8:25 AM
	Entity Number E0218392010-3

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CES Synergies, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article Fourth is hereby amended and restated in its entirety to read as follows:

On the effective date of this certificate of amendment, the total number of stock authorized that may be issued by the corporation will be two hundred fifty million (250,000,000) shares of Common Stock with a par value of $0.001 per share and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such consideration as may be fixed by the Board of Directors.

On the effective date of this certificate of amendment, the corporation shall effect a two-for-one forward split of its outstanding common stock whereby each share of common stock, par value $0.001 per share shall, without any action on the part of the holder, become and be converted into 2 shares of common stock, par value $0.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: More than 50%

4. Effective date of filing: (optional) 3/10/14

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.